Q3 2022 Financial Results October 27, 2022

2 Safe Harbor Statement Some of the statements contained in this presentation that are not purely historical statements, including our GAAP EPS guidance and Adjusted EPS guidance, as well as our effective income tax rate and GAAP and adjusted fully diluted shares for 2022, discuss future expectations or state other forward-looking information related to financial results and business outlook for 2022. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward- looking statements are disclosed under the heading “Risk Factors” in our most recently filed annual report on Form 10-K. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this presentation are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Reconciliation of Adjusted GAAP Measures

The following table provides a reconciliation of Perficient, Inc. GAAP EPS guidance to Adjusted EPS guidance:

	Q4 2022		Full Year 2022	
	Low end of adjusted goal	High end of adjusted goal	Low end of adjusted goal	High end of adjusted goal
GAAP EPS	$ 0.69	$ 0.74	$ 2.85	$ 2.90
Non-GAAP adjustment (1):				
Non-GAAP reconciling items	0.49	0.49	1.77	1.77
Tax effect of reconciling items	(0.07)	(0.07)	(0.37)	(0.37)
Adjusted EPS	$ 1.11	$ 1.16	$ 4.25	$ 4.30

(1) Non-GAAP adjustment represents the impact of amortization expense, stock compensation, amortization of debt issuance costs, foreign exchange gains and losses, loss on extinguishment of debt, acquisition costs, and adjustments to fair value of contingent consideration, net of the tax effect of these adjustments, divided by adjusted fully diluted shares. Upon adoption of ASU No. 2020-06, *Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40)* on January 1, 2022, Perficient no longer records amortization of debt discount as a result of accounting for the convertible debt instrument as a single liability measured at its amortized cost. Perficient currently expects its Q4 2022 and full year 2022 GAAP effective income tax rate to be approximately 29% and 26%, respectively. Perficient's estimates of GAAP and adjusted fully diluted shares for 2022 are included in the following table. These estimates could be affected by share repurchases, shares issued in conjunction with future acquisitions, changes in share price and the potential impact from the conditional conversion features of our debt.

(in millions)	Q4 2022 (2)	Full Year 2022 (2)
GAAP fully diluted shares (3)	36.7	36.7
Non-GAAP adjustment (4):		
Dilution offset from convertible note hedge transactions	(2.4)	(2.4)
Adjusted fully diluted shares	34.3	34.3

(2) The calculation of fully diluted shares assumes an average share price of $70 per share for the three months ending December 31, 2022; provided, however, that Perficient makes no prediction as to what its actual stock price will be for such period or any other period.

(3) Upon adoption of ASU No. 2020-06, *Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40)* on January 1, 2022, Perficient prospectively utilizes the if-converted method to calculate the impact of convertible instruments on GAAP diluted earnings per share.

(4) Non-GAAP adjustment represents the exclusion of shares that are issuable upon conversion of our convertible notes due to the expectation that shares relating to the principal amount of our convertible notes will be paid in cash and any excess will be offset by the convertible note hedge transactions entered into in August 2020 and November 2021.

Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished October 27, 2022.

PERFICIENT 3

Financial Metrics

(in thousands, except per share data)	THREE MONTHS ENDED SEPTEMBER 30, 2022	2021	% Change	NINE MONTHS ENDED SEPTEMBER 30, 2022	2021	% Change
Revenues	$ 227,614	$ 192,820	18 %	$ 672,463	$ 546,297	23 %
Services Revenues (excluding reimbursable expenses)	$ 224,934	$ 190,103	18 %	$ 664,244	$ 537,792	24 %
Cost of Services (excluding reimbursable expenses and stock compensation)*	$ 132,085	$ 113,480	16 %	$ 398,144	$ 323,567	23 %
Services Revenues Net of Cost	$ 92,849	$ 76,623	21 %	$ 266,100	$ 214,225	24 %
% of Services Revenues	41.3 %	40.3 %		40.1 %	39.8 %	
Adjusted EBITDA**	$ 52,979	$ 41,498	28 %	$ 151,456	$ 115,137	32 %
% of Services Revenues	23.6 %	21.8 %		22.8 %	21.4 %	
Adjusted Net Income**	$ 37,885	$ 29,540	28 %	$ 107,845	$ 81,230	33 %
% of Services Revenues	16.8 %	15.5 %		16.2 %	15.1 %	
GAAP EPS	$ 0.64	$ 0.48	33 %	$ 2.17	$ 1.39	56 %
Amortization	0.18	0.13		0.53	0.54	
Stock Compensation	0.18	0.19		0.53	0.52	
Debt Related Adjustments***	0.05	0.12		0.15	0.32	
Foreign Exchange Loss	-	-		0.01	0.01	
Acquisition Costs / Earnout Adjustments	0.15	0.04		0.06	0.04	
Tax Effect of Above Reconciling Items	(0.09)	(0.08)		(0.31)	(0.33)	
Adjusted EPS**	$ 1.11	$ 0.88	26 %	$ 3.14	$ 2.49	26 %

* Cost of Services excludes depreciation and amortization.
** Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished October 27, 2022.
*** Debt Related Adjustments includes amortization of debt discount and debt issuance costs, loss on extinguishment of debt, dilution offset from convertible note hedge transactions, and an adjustment to remove the interest expense on convertible notes which was added back in the calculation of diluted GAAP EPS under the if-converted method.

PERFICIENT 4

5 Operating Metrics (in thousands) Q3 2022 Q3 2021 % Change Services Revenue (excluding reimbursable expenses) $ 224,934 $ 190,103 18% $ $ Software and Hardware Revenue $ 570 $ 401 NM* $ $ Headcount Q3 2022 Q3 2021 Average Ending Average Ending Offshore/Nearshore Billable Employees (a) 2,973 3,139 1,960 2.087 Onshore Billable Employees (b) 2,478 2,466 2,361 2,412 Subcontractors 352 354 320 328 Total Billable Headcount 5,803 5,959 4,641 4,827 SG&A Headcount 925 886 703 710 Total Headcount 6,728 6,845 5,344 5,537 (a) Offshore/Nearshore includes all employees, excluding Onshore (b) Onshore includes US, Canada, and the United Kingdom * "NM" means not meaningful.

6 Industry Data Revenue by Industry Q3 2022 Q2 2022 Q3 2021 Healthcare/Pharma/Life Sciences 23% 25% 28% Financial Services/Banking/Insurance 20% 19% 19% Automotive and Transportation 10% 11% 8% Leisure, Media, and Entertainment 10% 10% 8% Manufacturing 9% 9% 9% Electronics and Computer Hardware 8% 7% 6% Retail and Consumer Goods 7% 7% 9% Business Services 5% 5% 5% Other 8% 7% 8%